Exhibit 99.1

Dova Pharmaceuticals Reports Second Quarter 2017 Operating and Financial Results

NDA submission for avatrombopag expected in the third quarter of 2017

Conference call scheduled for 4:30 p.m. EDT today

DURHAM, NC, August 10, 2017 — Dova Pharmaceuticals, Inc. (NASDAQ: DOVA) today reported its operating and financial results for the quarter ended June 30, 2017.

Second Quarter and Recent Highlights

•                  Successfully completed its initial public offering (IPO) of 5,077,250 shares at a price to the public of $17.00 per share, including the exercise in full of the underwriters’ option to purchase up to 662,250 additional shares, generating net proceeds of approximately $78.8 million, after deducting underwriting discounts and other offering expenses

•                  Continued progress towards a planned filing of a New Drug Application (NDA) for Dova’s drug candidate, avatrombopag, in the third quarter of 2017

•                  Acceptance of our abstract for oral presentation of the ADAPT-1 and ADAPT-2 clinical trial results at the American Association for the Study of Liver Disease Annual Meeting

•                  Continued advancement towards a potential 2018 U.S. launch for avatrombopag and possible initiation of additional clinical trials for avatrombopag in other indications beginning in the first quarter of 2018

Alex Sapir, President and Chief Executive Officer of Dova, commented, “The highlight of the second quarter was the pricing of our IPO, which significantly strengthened our balance sheet.  The proceeds from the IPO will help us to effectively build the necessary commercial infrastructure to support the potential launch of avatrombopag in the U.S. and to aggressively invest in the clinical development of avatrombopag for follow-on indications.”

Financial Results

Dova reported a net loss of $5.5 million for the second quarter of 2017, compared to a net loss of $7.3 million for the same period in 2016.

Research and development expenses were $3.3 million in the second quarter of 2017, compared to $7.0 million for the same period in 2016. The decrease was primarily due to the completion of the ADAPT-1 and ADAPT-2 Phase 3 clinical trials in January 2017.

General and administrative expenses were $1.9 million in the second quarter of 2017, compared to $0.3 million for the same period in 2016. The increase was primarily due to the build-up of staff and infrastructure to support the launch and ongoing clinical development program for avatrombopag.

As of June 30, 2017, Dova had $24.8 million in cash and cash equivalents compared to $28.7 million as of December 31, 2016. Subsequent to the end of the quarter, Dova closed its IPO, pursuant to which Dova received net proceeds of $78.8 million, after deducting underwriting discounts and other offering expenses.

Company to Host Conference Call

Dova will host a conference call today, August 10, 2017 at 4:30 p.m. EDT to discuss second quarter 2017 financial results and recent operational highlights. A question-and-answer session will follow Dova’s remarks.

To participate on the live call, please dial 866-550-8145 (domestic) or +1-430-775-1344 (international) and provide the conference ID 64454018 five to 10 minutes before the start of the call.

A live audio webcast of the call will also be available via the “Investor Relations” page of the Dova website, www.dova.com. Please log on through Dova’s website approximately 10 minutes before the scheduled start time. A replay of the webcast will be archived on Dova’s website for 90 days following the call.

About Dova Pharmaceuticals, Inc.

Dova is a pharmaceutical company focused on acquiring, developing and commercializing drug candidates for rare diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s lead drug candidate, avatrombopag, recently completed two pivotal Phase 3 clinical trials for the treatment of thrombocytopenia in patients with chronic liver disease undergoing planned medical procedures.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations. These forward-looking statements include expectations regarding the clinical development of avatrombopag, the timing of the NDA filing for avatrombopag and the timing of the potential U.S. launch for avatrombopag. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s prospectus filed with the U.S. Securities and Exchange Commission (SEC) pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, on June 30, 2017, and Dova’s other Periodic Reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Doug Blankenship

(919) 748-5975

dblankenship@dova.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Dova Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30, 2017	For the three months ended June 30, 2016	For the six months ended June 30, 2017	For the period from March 24, 2016 (Inception) to June 30, 2016
Operating expenses:
Research and development	$3,293	$6,990	$7,569	$7,140
Research and development - licenses acquired	—	—	—	5,000
General and administrative	1,905	263	2,860	275
Total operating expenses	5,198	7,253	10,429	12,415
Loss from operations	(5,198)	(7,253)	(10,429)	(12,415)

Total other expenses, net	(309)	(1)	(502)	(1)
Net loss	$(5,507)	$(7,254)	$(10,931)	$(12,416)

Net loss per share, basic and diluted	$(0.32)	$(0.42)	$(0.63)	$(0.72)

Weighted average common shares outstanding, basic and diluted	17,332,257	17,332,257	17,332,257	17,265,004

Summary Balance Sheet Data

(in thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016

Cash and cash equivalents	$24,762	$28,709
Total assets	$26,413	$28,746
Note payable, short-term and long term, respectively	$24,817	$13,640
Total liabilities	$29,930	$21,951
Total stockholders’ (deficit) equity	$(3,517)	$6,795